Smart Sand, Inc. Announces Fourth Quarter 2025 and Full Year 2025 Results
•4Q 2025 and full year 2025 revenue of $86.0 million and $330.2 million, respectively.
•4Q 2025 and full year 2025 total tons sold of approximately 1,478,000 and 5,443,000, respectively.
•4Q 2025 and full year 2025 net cash provided by operating activities of $22.4 million and $44.1 million, respectively.
•4Q 2025 and full year 2025 free cash flow of $20.4 million and $32.5 million, respectively,
•4Q 2025 Smart Sand declared and paid $0.05 per share dividend to stockholders.
•Smart Sand’s board of directors approved a new two-year repurchase program authorizing the repurchase of up to $20.0 million in ordinary shares of the Company’s common stock.

YARDLEY, Pennsylvania, February 26, 2026 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White sand, and a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services, today announced results for the fourth quarter and full year ended December 31, 2025.
“Smart Sand delivered strong results in both the fourth quarter and full year 2025,” said Charles Young, Smart Sand’s Chief Executive Officer. “The fourth quarter marked our third consecutive quarter with sales volumes exceeding 1.4 million tons. During the quarter we generated more than $20 million in free cash flow and returned approximately $2.0 million to shareholders through dividends. We experienced robust sales activity across our key shale markets, including the Appalachian Basin, the Bakken, and the Montney and Duvernay shales in Canada.”
“For 2025, we achieved record sales volumes of 5.4 million tons and record free cash flow of approximately $33 million. In 2025, we returned approximately $8 million in capital to our shareholders in dividends and stock buybacks,” continued Mr. Young.
“We remain focused on providing reliable and cost-effective proppant supply chain execution for our customers by being a low-cost supplier of high-quality Northern White sand, supported by our efficient and sustainable logistics network. We continue to expand our Industrial Products Solutions business, with sales volumes increasing by 60% year over year. During 2025 we focused on improving our last mile product offering through modifications to our SmartSystem design, and we expect to have our first reconfigured system utilized in the field during the first quarter of 2026.”
“Smart Sand is well positioned to benefit from expected growth in natural gas demand driven by expanding LNG export capacity and rising AI-related power demand, given that the Appalachian Basin and Canadian markets we serve are primarily natural gas-focused. In 2026, Smart Sand plans to further strengthen its leading Northern White sand franchise while maintaining a disciplined and consistent capital return strategy,” said Mr. Young. “Alongside market share gains in our core frac sand markets, we expect continued strong growth in our Industrial Products Solutions business. We currently expect to be free cash flow positive in 2026 with sales volumes growth in the five to ten percent range.”

Full Year 2025 Highlights
Total revenue was $330.2 million for the full year 2025, compared to $311.4 million for the full year of 2024. Sand revenue in 2025 was $325.8 million compared to $303.6 million in 2024. Total revenue and sand revenue increased by 6% and 7%, respectively, year-over-year, as a result of increased sand sales volumes at slightly higher average selling prices.

Total tons sold were 5,443,000 for the full year 2025, compared to full year 2024 total tons sold of 5,263,000, a 3% increase year-over-year.
SmartSystems revenue was $4.4 million for the year ended 2025, a decline from $7.8 million for the year ended 2024. The decline was due to lower overall utilization of our SmartSystems fleet in 2025.
Cost of goods sold for the full year 2025 increased by 10% to $292.3 million, compared to $266.5 million for the full year 2024, primarily reflecting increased costs associated with an increase in sales volumes. The year over year increase was primarily due to increased production, freight and other delivery costs. The increase in freight and other delivery costs was due to the delivery location for frac sand sales and increased volumes through third party terminals.
Operating expenses for the year ended 2025 were $42.3 million, which was consistent with full year 2024 operating expenses of $41.8 million. Overall, selling, general and administrative costs increased due to increased wages and a $1.0 million payment to one of our utility providers to support planned growth at our Oakdale facility. The increase in selling, general and administrative costs was partially offset by a decrease in bank and legal fees related to the debt refinancing completed in 2024. The gain on disposal of assets of $0.6 million was primarily related to the sale of vacant land that was part of a previous acquisition. The loss on the disposal of assets of $1.1 million for the year ended December 31, 2024 was primarily related to relocating the Company’s last mile equipment manufacturing and maintenance facility from Canada to the United States.
Total other expenses for the full year 2025 were $1.1 million, compared to $2.8 million for the full year 2024. The decrease from 2024 to 2025 was due to higher interest expense in 2024 from a higher average debt balance outstanding. Additionally, we recorded a $1.3 million loss on extinguishment of debt for the year ended December 31, 2024.
Net income was $1.3 million, or $0.03 per basic and diluted share, for the full year 2025, compared with net income of $3.0 million, or $0.08 per basic and diluted share, for the full year 2024. The decrease in net income is attributable to an increase in volumes sold with slightly increased pricing offset by the increase in cost of goods sold due to increased freight and transloading costs. Additionally, a larger benefit from income taxes was recorded in the current period.
Net cash provided by operating activities was $44.1 million for the year ended December 31, 2025, derived from net income of $1.3 million, which includes net non-cash items of $28.4 million and $14.4 million in changes in operating assets and liabilities. The net cash provided by operating activities in 2024 was $17.9 million. The increase in net cash provided by operating activities in 2025, compared to 2024, was driven primarily by stronger collections on accounts receivable following several consecutive quarters of higher sales and a customer prepayment for sand sales for 2026, currently in deferred revenue.
Contribution margin was $65.1 million, or $11.96 per ton sold, for the full year 2025, compared to $71.7 million, or $13.62 per ton sold, for the full year 2024. The decrease in overall contribution margin for 2025, as compared to the prior year, was primarily due to the increase in logistics costs due to higher sales volumes, the delivery location of our sales and increased mining and production costs. Adjusted EBITDA was $29.9 million for the full year 2025 compared to Adjusted EBITDA of $38.8 million for the full year 2024. The decrease in Adjusted EBITDA for 2025, as compared to the prior year, was primarily due to higher logistics costs due to the delivery location of frac sand sales and higher mining costs.
On November 18, 2025, our Board of Directors declared a special dividend of $0.05 per share of common stock, which was paid on December 16, 2025 to stockholders of record at the close of business on December 2, 2025. The dividend payment returned approximately $2.1 million to our shareholders.
On July 23, 2025, our Board of Directors declared a special dividend of $0.10 per share of common stock, which was paid on August 14, 2025 to stockholders of record at the close of business on August 4, 2025. The dividend payment returned approximately $4.4 million to our shareholders.

On October 3, 2024, our board of directors also approved an eighteen-month share repurchase program under which the Company may purchase up to $10.0 million of its ordinary shares, (the “Repurchase Program”). Pursuant to the Repurchase Program, we may repurchase our ordinary shares from time to time, in amounts, at prices and at such times as management deems appropriate, subject to market conditions and other considerations. In 2025, we repurchased $2.1 million in ordinary shares.

Fourth Quarter 2025 Highlights
Total revenue was $86.0 million in the fourth quarter of 2025, compared to third quarter of 2025 revenue of $92.8 million. Total revenue decreased 7% sequentially, primarily due to decreased average selling prices. Sand revenue for the third quarter of 2025 also included $4.4 million related to contractual charges for tons sold in excess of certain contractual thresholds in a prior period, which was not recognizable until the current period. Fourth quarter 2025 total revenue decreased by 6% compared to fourth quarter 2024 revenues of $91.4 million. Revenues in the fourth quarter of 2024 included $4.8 million related to contractual charges for tons sold in excess of certain contractual thresholds for the year.
Tons sold in the fourth quarter of 2025 were 1,478,000, which is consistent with third quarter 2025 tons sold of 1,472,000. Tons sold in the fourth quarter of 2025 increased by 1% compared to 1,464,000 tons sold in the fourth quarter of 2024.
Cost of goods sold in the fourth quarter of 2025 decreased to $74.8 million, compared to $77.8 million in the third quarter of 2025 and $77.9 million in the fourth quarter of 2024. The sequential and year over year decreases were primarily due to decreased freight and delivery costs due to the delivery location of our sales in the fourth quarter.
Operating expenses for the fourth quarter of 2025 were $13.9 million, compared to $9.6 million in the third quarter of 2025 and $9.8 million for the fourth quarter 2024. Selling, general and administrative costs increased in the fourth quarter of 2025 due to increased wages of $2.9 million and a $1.0 million payment to one of our utility providers to support planned growth at our Oakdale facility. The increase in selling, general and administrative costs was partially offset by a decrease in bank and legal fees related to the debt refinancing completed in 2024.
For the fourth quarter of 2025, the Company had a net income of $1.2 million, or $0.03 per basic and diluted share, compared to net income of $3.0 million, or $0.08 per basic and diluted share, for the third quarter of 2025, and net income of $3.7 million, or $0.10 per basic share and $0.09 per diluted share for the fourth quarter 2024.
Net cash provided by operating activities was $22.4 million for the fourth quarter of 2025, derived from net income of $1.2 million, which includes net non-cash items of $6.4 million and $14.9 million in changes in operating assets and liabilities. The net cash provided by operating activities was $18.2 million for the third quarter 2025 and $1.0 million provided in the fourth quarter of 2024. The increase sequentially and year over year was primarily due to an increase in the conversion of our accounts receivables and a customer prepayment for sand sales for 2026, currently in deferred revenue.
Contribution margin was $18.0 million, or $12.18 per ton sold, for the fourth quarter of 2025 compared to $21.7 million, or $14.76 per ton sold, for the third quarter of 2025 and $20.2 million, or $13.80 per ton sold, for the fourth quarter of 2024. Adjusted EBITDA was $7.1 million for the fourth quarter of 2025, compared to $13.6 million for the third quarter of 2025 and $11.9 million for the fourth quarter of 2024. Contribution margin and Adjusted EBITDA were lower sequentially primarily due to $4.4 million in revenue in the third quarter of 2025 related to contractual charges for tons sold in excess of certain contractual thresholds in a prior period, which was not recognizable until the third quarter of 2025. Contribution margin and Adjusted EBITDA were lower year over year primarily due to $4.8 million in revenues in the fourth quarter of 2024 related to contractual charges for tons sold in excess of certain contractual thresholds for the year.

Capital and Liquidity
For the full year 2025, we had positive free cash flow of $32.5 million, generating $44.1 million in cash flow from operations while spending $11.6 million on capital expenditures. For the fourth quarter of 2025, we had $20.4 million in free cash flow, generating $22.4 million in cash flow from operations and spending $2.0 million on capital expenditures. As of December 31, 2025, we had cash on hand of $22.6 million and $30.0 million in undrawn availability on our existing credit facility.
For 2026, we currently expect capital expenditures to be in the $15.0 million to $20.0 million range. Included in 2026 budgeted capital expenditures are approximately $12.0 million in mining expansion and potential terminal investments to support future expected sales growth.
New Share Repurchase Program
On February 23, 2026, the Company’s board of directors approved an additional share repurchase program authorizing the Company to repurchase up to $20.0 million of the Company’s outstanding shares of common stock (the “New Repurchase Program”). The New Repurchase Program will take effect on April 4, 2026 after expiration of the Company’s current Repurchase Program, and continue through April 3, 2028. The timing, manner, price, and amount of any repurchases under the New Repurchase Program will be determined by the Company at its discretion. Purchases may be effected through open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or other means. The Company is not obligated to repurchase any specific number of shares and the New Repurchase Program may be modified, suspended, or discontinued at any time.
Additional Information
In addition to reviewing this earnings release, investors are invited to view the Company’s Financial Statements and Investor Presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s CFO, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Company’s Form 10-K for the year ended December 31, 2025, to be filed by us with the U.S. Securities and Exchange Commission on February 26, 2026.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail and recreation. The Company offers logistics solutions to our customers through its in-basin transloading terminals and SmartSystemsTM wellsite storage and sand management capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Availability of Information on Smart Sand’s Website
We routinely announce material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that we post to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in Smart Sand to review the information that we share at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand revenue	$85,065	$91,643	$90,619
SmartSystems revenue	980	1,137	744
Total revenue	86,045	92,780	91,363
Cost of goods sold:
Sand cost of goods sold	73,714	76,766	75,342
SmartSystems cost of goods sold	1,107	1,079	2,569
Total cost of goods sold	74,821	77,845	77,911
Gross profit	11,224	14,935	13,452
Operating expenses:
Selling, general and administrative	13,085	9,086	9,237
Depreciation and amortization	578	589	618
(Gain) loss on disposal of fixed assets, net	264	(110)	(7)
Total operating expenses	13,927	9,565	9,848
Operating income (loss)	(2,703)	5,370	3,604
Other (expenses) income:
Interest expense, net	(491)	(320)	(543)
Other income	120	28	134
Total other (expenses) income, net	(371)	(292)	(409)
Income (loss) before income tax (benefit) expense	(3,074)	5,078	3,195
Income tax (benefit) expense	(4,252)	2,076	(541)
Net income	$1,178	$3,002	$3,736
Net income per common share:
Basic	$0.03	$0.08	$0.10
Diluted	$0.03	$0.08	$0.09
Weighted-average number of common shares:
Basic	38,893	38,826	39,027
Diluted	40,177	38,951	39,482

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024
	(in thousands, except per share amount)
Revenues:
Sand revenue	$325,762	$303,590
SmartSystems revenue	4,391	7,782
Total revenue	330,153	311,372
Cost of goods sold:
Sand cost of goods sold	287,811	258,812
SmartSystems cost of goods sold	4,454	7,737
Total cost of goods sold	292,265	266,549
Gross profit	37,888	44,823
Operating expenses:
Selling, general and administrative	40,524	38,161
Depreciation and amortization	2,390	2,596
(Gain) loss on disposal of fixed assets, net	(566)	1,062
Total operating expenses	42,348	41,819
Operating income (loss)	(4,460)	3,004
Other (expenses) income:
Interest expense, net	(1,469)	(1,769)
Loss on extinguishment of debt	—	(1,341)
Other income	343	358
Total other (expenses) income, net	(1,126)	(2,752)
Income (loss) before income tax benefit	(5,586)	252
Income tax expense (benefit)	(6,931)	(2,740)
Net income	$1,345	$2,992
Net income per common share:
Basic	$0.03	$0.08
Diluted	$0.03	$0.08
Weighted-average number of common shares:
Basic	39,049	38,809
Diluted	39,588	39,084

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$22,551	$1,554
Accounts receivable	30,519	40,981
Unbilled receivables	—	5,311
Inventory	31,081	25,044
Prepaid expenses and other current assets	3,991	2,635
Total current assets	88,142	75,525
Property, plant and equipment, net	223,254	236,692
Operating lease right-of-use assets	23,471	23,153
Intangible assets, net	4,292	5,084
Other assets	855	1,092
Total assets	$340,014	$341,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,427	$16,988
Accrued expenses and other liabilities	17,544	12,561
Deferred revenue	9,838	54
Current portion of long-term debt	4,366	3,554
Current portion of operating lease liabilities	8,765	10,053
Total current liabilities	49,940	43,210
Long-term debt	8,657	9,130
Long-term operating lease liabilities	14,392	14,486
Deferred tax liabilities, net	4,188	9,316
Asset retirement obligation	22,472	21,292
Other non-current liabilities	668	302
Total liabilities	100,317	97,736
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock, at cost	(17,393)	(14,671)
Additional paid-in capital	189,031	185,263
Retained earnings	68,073	73,239
Accumulated other comprehensive income (loss)	(53)	(60)
Total stockholders’ equity	239,697	243,810
Total liabilities and stockholders’ equity	$340,014	$341,546

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income	$1,178	$3,002	$3,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	7,406	7,252	7,846
Amortization of intangible assets	201	198	196
Net (gain) loss on disposal of assets	264	(110)	(7)
Provision for bad debt	—	41	—
Amortization of deferred financing cost	64	65	56
Deferred income taxes	(2,546)	2,029	(567)
Stock-based compensation, net	864	914	868
Employee stock purchase plan compensation	5	5	5
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	13,671	2,945	(16,817)
Unbilled receivables	—	1	(2,569)
Inventory	518	(2,940)	2,794
Prepaid expenses and other assets	(1,006)	(1,189)	251
Deferred revenue	9,838	(18)	(1,297)
Accounts payable	209	(5,690)	6,272
Accrued and other expenses	(8,204)	11,655	268
Settlement of asset retirement obligation	(92)	—	—
Net cash provided by operating activities	22,370	18,160	1,035
Investing activities:
Purchases of property, plant and equipment	(1,998)	(3,385)	(1,875)
Proceeds from disposal of assets	—	—	8
Net cash used in investing activities	(1,998)	(3,385)	(1,867)
Financing activities:
Dividend payments to stockholders	(1,978)	(3,891)	(3,902)
Repayments of notes payable	(816)	(822)	(723)
Proceeds from revolving credit facility	2,000	8,000	14,000
Repayment of revolving credit facility	(2,000)	(17,000)	(14,000)
Proceeds from equity issuance	—	21	—
Payments under finance leases	(59)	(59)	(54)
Payment of deferred financing and debt issuance costs	—	—	(103)
Repurchase of treasury stock from restricted stock vesting	(49)	(208)	(47)
Repurchase of treasury stock from Repurchase Program	(1)	(28)	—
Net cash used in financing activities	(2,903)	(13,987)	(4,829)
Net increase (decrease) in cash and cash equivalents	17,470	788	(5,661)
Cash and cash equivalents at beginning of year	5,082	4,293	7,215
Cash and cash equivalents at end of year	$22,551	$5,081	$1,554

 SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024
	(in thousands)
Operating activities:
Net income	$1,345	$2,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	29,262	28,936
Amortization of intangible assets	795	792
Net (gain) loss on disposal of assets	(566)	1,062
Provision for bad debt	41	163
Amortization of deferred financing cost	250	237
Loss on extinguishment of debt	—	1,341
Deferred income taxes	(5,128)	(2,784)
Stock-based compensation, net	3,699	3,216
Employee stock purchase plan compensation	22	23
Changes in assets and liabilities:
Accounts receivable	10,421	(17,913)
Unbilled receivables	5,311	(2,750)
Inventories	(6,038)	1,779
Prepaid expenses and other assets	(2,984)	212
Deferred revenue	9,784	(1,101)
Settlement of asset retirement obligation	(92)	—
Accounts payable	(6,765)	53
Accrued and other expenses	4,759	1,606
Net cash provided by operating activities	44,116	17,864
Investing activities:
Purchases of property, plant and equipment	(11,595)	(7,010)
Proceeds from disposal of assets	740	89
Net cash used in investing activities	(10,855)	(6,921)
Financing activities:
Dividend payments to stockholders	(5,948)	(3,902)
Proceeds from the issuance of notes payable	—	9,755
Repayments of notes payable	(3,400)	(10,263)
Proceeds from revolving credit facility	35,000	30,975
Repayment of revolving credit facility	(35,000)	(38,975)
Payments under finance leases	(230)	(221)
Payment of deferred financing and debt issuance costs	(10)	(1,232)
Payment for debt extinguishment costs	—	(1,227)
Employee stock purchase plan issuance	47	51
Repurchase of treasury stock from restricted stock vesting	(628)	(422)
Repurchase of treasury stock from Repurchase Program	(2,095)	—
Net cash used in financing activities	(12,264)	(15,461)
Net increase (decrease) in cash and cash equivalents	20,997	(4,518)
Cash and cash equivalents at beginning of period	1,554	6,072
Cash and cash equivalents at end of period	$22,551	$1,554

Non-GAAP Financial Measures
Contribution Margin
We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(in thousands)
Revenue	$86,045	$92,780	$91,363
Cost of goods sold	74,821	77,845	77,911
Gross profit	11,224	14,935	13,452
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,784	6,786	6,750
Contribution margin	$18,008	$21,721	$20,202
Contribution margin per ton	$12.18	$14.76	$13.80
Total tons sold	1,478	1,472	1,464

	Year Ended December 31,
	2025	2024
	(in thousands)
Revenue	$330,153	$311,372
Cost of goods sold	292,265	266,549
Gross profit	37,888	44,823
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	27,203	26,861
Contribution margin	$65,091	$71,684
Contribution margin per ton	$11.96	$13.62
Total tons sold	5,443	5,263

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(in thousands)
Net income	$1,178	$3,002	$3,736
Depreciation, depletion and amortization	7,166	7,179	7,161
Income tax expense (benefit) and other taxes	(4,252)	2,076	(541)
Interest expense	657	364	552
EBITDA	$4,749	$12,621	$10,908
Net (gain) loss on sale of fixed assets	264	(110)	(7)
Equity compensation	784	834	783
Acquisition and development costs (1)	1,000	—	9
Cash charges related to restructuring and retention of employees	—	—	1
Accretion of asset retirement obligations	269	269	249
Adjusted EBITDA	$7,066	$13,614	$11,943

(1)    Represents costs incurred related to business combinations and current development project activities. The three months ended December 31, 2025     includes a $1,000 payment to one of our utility providers to support planned growth at our Oakdale facility.

	Year Ended December 31,
	2025	2024
	(in thousands)
Net income	$1,345	$2,992
Depreciation, depletion and amortization	28,785	28,735
Income tax benefit and other taxes	(6,931)	(2,740)
Interest expense	1,738	1,838
EBITDA	$24,937	$30,825
Net loss on sale of fixed assets	(566)	1,062
Equity compensation	3,386	2,855
Acquisition and development costs (1)	1,000	325
Bank and legal costs related to financing not closed	—	1,294
Loss on extinguishment of debt	—	1,341
Cash charges related to restructuring and retention of employees	33	149
Accretion of asset retirement obligations	1,101	996
Adjusted EBITDA	$29,891	$38,847
(1)    Represents costs incurred related to business combinations and current development project activities. The year ended December 31, 2025 includes a $1,000 payment to one of our utility providers to support planned growth at our Oakdale facility. The year ended December 31, 2024 includes $308 related to a disposal from the Eagle Materials acquisition.

Free Cash Flow

Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flow may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
	(in thousands)
Net cash provided by operating activities	$22,370	$18,160	$1,035
Purchases of property, plant and equipment	(1,998)	(3,385)	(1,875)
Free cash flow	$20,372	$14,775	$(840)

	Year Ended December 31,
	2025	2024
	(in thousands)
Net cash provided by operating activities	$44,116	$17,864
Purchases of property, plant and equipment	(11,595)	(7,010)
Free cash flow	$32,521	$10,854

Investor Contacts:
Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com